SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        March 12, 1998
                                                  --------------------------



                            Sweetheart Holdings Inc.


            Delaware                    33-64814               06-1281287
--------------------------------    ----------------       --------------------

(State or other jurisdiction        (Commission File           (IRS Employer
     of incorporation)                  Number)            Identification No.)




10100 Reisterstown Road, Owings Mills, Maryland                   21117
------------------------------------------------             --------------
    (Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code:       (410) 363-1111


                                       N/A
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.


         On March 12, 1998, the stockholders (the "Sweetheart Stockholders") of Sweetheart Holdings Inc. (the "Company") (as of December 29, 1997) consummated an Investment Agreement, dated December 29, 1997 (the "Investment Agreement") with SF Holdings Group, Inc. ("SF Holdings") and Creative Expressions Group, Inc., whereby SF Holdings acquired 48% of the total outstanding voting common stock, par value $.01 per share, of the Company (the "Sweetheart Class A Common Stock") and 100% of the total outstanding non-voting common stock, par value $.01 per share, of the Company (the "Sweetheart Class B Common Stock" and together with the Sweetheart Class A Common Stock the "Sweetheart Common Stock"), representing 90% of the total outstanding common stock of the Company (the "Sweetheart Investment").

         Upon consummation of the Sweetheart Investment, the by-laws of the Company and its subsidiaries were amended (i) to fix its board of directors at five members, (ii) to provide for the presence of four directors to constitute a quorum, (iii) to require approval of four directors for the following matters, among others (a) a merger, consolidation or other combination of the Company with or into another entity, (b) the sale of all or a material portion of the assets of the Company, (c) the entering into of any new line of business by the Company, (d) the issuance or repurchase by the Company of any equity securities,
(e) the incurrence by the Company of any indebtedness for money borrowed or the refinancing of any existing indebtedness of the Company, (f) the approval of the annual business plans and operating budgets of the Company, (g) the termination or modification of any of the terms of the Management Services Agreement (as defined herein), (h) the amendment or modification of any provisions of the certificate of incorporation of the Company, (i) the selection of the Company's chief executive officer, chief operating officer and chief financial officer,
(j) any change of independent auditors and (k) the removal of officers of the Company.

         Upon consummation of the Sweetheart Investment, Dennis Mehiel, Thomas Uleau and Hans Heinsen, executive officers of The Fonda Group, Inc., a wholly-owned subsidiary of SF Holdings ("Fonda"), were appointed Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, of the Company. Pursuant to the Investment Agreement, in the event of the disability of Dennis Mehiel, the Chief Operating Officer shall automatically replace him as Chief Executive Officer.

         In addition, upon consummation of the Sweetheart Investment, the Company entered into an agreement with the Sweetheart Stockholders and SF Holdings (the "Sweetheart Stockholders' Agreement"), whereby, among other things, the Sweetheart Stockholders are entitled to nominate three members to the board of directors of the Company and SF Holdings is entitled to nominate two members. The Sweetheart Stockholders and SF Holdings have agreed to vote all their shares of Sweetheart Common Stock in favor of such nominees.

         Furthermore, upon consummation of the Sweetheart Investment, American Industrial Partners Management Company, Inc. ("AIPM"), an affiliate of American Industrial Partners, L.P. and a stockholder of the Company, assigned to SF Holdings certain of its rights under the restated management services agreement, dated August 31, 1993 (the "1993 Management Services Agreement"), pursuant to which AIPM provided certain management services to the Company and received management fees of $1.85 million per annum. Following the assignment of the 1993 Management Services Agreement, such Agreement was amended and its term was extended through March 12, 2008 (as amended and extended, the "Management Services Agreement"). Following the consummation of the Sweetheart Investment, SF Holdings assigned substantially all of its rights under the Management Services Agreement to Fonda, a wholly-owned subsidiary of SF Holdings. During the term of the Management Services Agreement, Fonda has the right, subject to the direction of the board of directors of the Company, to manage the Company's day-to-day operations for and on behalf of the Company, including but not limited to, the right to cause the Company to (i) acquire and dispose of assets;
(ii) employ, determine compensation of and terminate employees of the Company other than the Chief Executive Officer, Chief Operating Officer and Chief
Financial Officer; and (iii) take all other actions associated with the management of the day-to-day operations of the business of the Company.


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ITEM 7.  EXHIBITS.

         None.




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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



March 26, 1998                      SWEETHEART HOLDINGS INC.



                                    By: /s/ Hans H. Heinsen
                                        -------------------------------------
                                        Hans H. Heinsen
                                        Chief Financial Officer and Principal
                                        Accounting Officer